Exhibit 99.1

PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS FOURTH-QUARTER RESULTS

•	Fourth-quarter earnings per diluted share: net income $3.00, operating income* $2.44

•	Results boosted by strong U.S. individual mortality and Canada segment results

•	Net premiums up seven percent to $2.2 billion

•	Full-year operating return on equity* 12 percent

•	Board of directors approves $200 million stock repurchase program

ST. LOUIS, January 31, 2013 – Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported fourth-quarter net income of $223.0 million, or $3.00 per diluted share, compared to $138.6 million, or $1.88 per diluted share in the prior-year quarter. Operating income* totaled $181.8 million, or $2.44 per diluted share, up from last year’s $120.8 million, or $1.64 per diluted share, an increase of 49 percent on a per-share basis. The current-period results reflect better-than-expected claims experience in the U.S. mortality business, and strong performance in both the U.S. Asset-Intensive line and Canada segment. Certain amounts for 2011 have been adjusted for the retrospective adoption of new accounting guidance for deferred acquisition costs.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2012	2011	2012	2011
Net premiums	$2,179,707	$2,034,716	$7,906,596	$7,335,687
Net income	222,989	138,579	631,893	546,045
Net income per diluted share	3.00	1.88	8.52	7.37
Operating income*	181,830	120,772	516,382	485,596
Operating income per diluted share*	2.44	1.64	6.96	6.55
Book value per share	93.47	79.31
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	64.95	57.25
Total assets	40,360,438	31,633,973

*	See ‘Use of Non-GAAP Financial Measures’ below

Net income for the year increased to $631.9 million, or $8.52 per diluted share, from $546.0 million, or $7.37 per diluted share, in 2011. Operating income* totaled $516.4 million, or $6.96 per diluted share, compared with $485.6 million, or $6.55 per diluted share, the year before. Net foreign currency fluctuations lowered 2012 operating income per diluted share by $0.06. Consolidated net premiums for 2012 rose $570.9 million, or approximately eight percent including the effects of currency fluctuations, and nine percent without them.

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For the quarter, consolidated net premiums increased seven percent to $2.2 billion from $2.0 billion in the prior-year quarter, including a favorable $14.1 million impact from foreign currency fluctuations. Investment income increased to $370.2 million from $304.5 million in the year-earlier quarter, primarily attributable to investment income associated with a large fixed deferred annuity coinsurance agreement that became effective April 1, 2012.

Excluding the effect of spread-based investment income and changes in value of associated derivatives, investment income increased approximately six percent, or $13.3 million, compared with the fourth quarter of 2011. The average book value of non-spread-based invested assets was up approximately $1.7 billion to $17.5 billion, and the average portfolio yield decreased to 4.83 percent from 5.18 percent in the fourth quarter of 2011. For the year, the average yield dropped 30 basis points as a result of the lower interest rate environment. Current reinvestment rates are approximately 3.7 percent. Net foreign currency fluctuations increased the current quarter’s operating income by approximately $1.2 million after taxes, or $0.02 per diluted share.

The company’s effective tax rate on the full years’ operating income was 30.8 percent and 28.1 percent in 2012 and 2011, respectively. Both years’ tax rates were below management’s expected rate of approximately 33-34 percent, primarily due to the recognition of income tax benefits associated with unfavorable claims experience on certain treaties and changes in foreign jurisdiction tax rates.

A. Greig Woodring, president and chief executive officer, commented, “We are pleased to report a very strong fourth quarter and a solid 2012 overall. Annualized operating return on equity was 16 percent for the quarter, 12 percent for the full year and has averaged 13 percent over the last five years. The fourth quarter benefited primarily from favorable individual mortality and annuity results in the U.S. and strong results in Canada, which more than offset weak results in Australia and the ongoing effects of the low interest rate environment. We reported a modest loss in Australia this quarter and will continue to manage this business in a challenging environment.

“For the year, consolidated claims experience was generally in line with management expectations, aside from the Australia operations where negative claims experience and reserve increases during the year negatively affected earnings. Consolidated premiums were up eight percent this year and operating income was up six percent.

“Book value per share increased 18 percent during 2012 to $93.47. Excluding AOCI, it rose 13 percent to $64.95. Net unrealized capital gains in the investment portfolio increased 32 percent for the year, and totaled $1.9 billion at December 31, 2012. We have a strong balance sheet with deployable excess capital. We continue to consider appropriate uses of that capital. We are well-positioned and remain committed to meeting our clients’ needs in all major life and health reinsurance markets across the globe.”

SEGMENT RESULTS

U.S.

The U.S. Traditional sub-segment reported pre-tax net income of $151.4 million for the quarter, up from $112.6 million last year. Fourth-quarter pre-tax operating income totaled $139.6 million, a 69 percent increase from $82.5 million the year before. This increase was driven by the segment’s

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individual mortality business, where claims experience was approximately $36.0 million better than expected on a pre-tax basis. The group reinsurance business experienced slightly higher-than-expected claims this quarter, which were offset by favorable results in the individual health business. Net premiums rose five percent, to $1,159.1 million from $1,099.4 million a year ago. For the full year, net premiums increased more than eight percent and totaled $4,308.8 million.

The U.S. Asset-Intensive business reported pre-tax income of $86.4 million this quarter, up from $13.3 million last year. The fourth quarter of 2011 reflected unfavorable changes in the fair values of various free-standing and embedded derivatives. Pre-tax operating income, which excludes the impact of those derivatives, increased to $40.8 million from $27.3 million last year. The current-period result was better than expected and was driven by strong performance in the equity-indexed and fixed annuity blocks, including the large block of fixed deferred annuities reinsured effective April 1, 2012. Full-year pre-tax operating income totaled $109.1 million and $70.1 million in 2012 and 2011, respectively.

The U.S. Financial Reinsurance business added pre-tax operating income of $8.5 million this quarter, up from $6.9 million last year. For the year, pre-tax income rose 24 percent to $32.9 million. This fee-based business has grown consistently over the past several years.

Canada

Canadian operations reported pre-tax net income of $59.4 million compared with $47.2 million in the fourth quarter of 2011. Pre-tax operating income was $54.0 million this quarter, compared with $40.7 million in the prior-year period, an increase of 33 percent. Both current- and prior-period results benefited from better-than-expected claims experience, while the current period also benefited from a favorable pre-tax reserve adjustment of approximately $16.0 million related to this segment’s creditor reinsurance business. That reserve adjustment was the result of incorporating previously unavailable individual policy level detail into the reserve calculation. Fourth-quarter net premiums were up 11 percent to $248.4 million from $224.8 million last year, including a favorable foreign currency effect of $7.6 million. For the full year, reported net premiums increased 10 percent and totaled $915.8 million. On a Canadian dollar basis, net premiums increased seven percent for the quarter and 11 percent for the full year versus 2011.

Asia Pacific

Asia Pacific reported fourth-quarter pre-tax net income of $5.9 million compared with a pre-tax loss of $9.7 million last year. Pre-tax operating income totaled $8.5 million compared with pre-tax operating losses of $15.0 million in last year’s fourth quarter. Both periods reflect adverse results in Australia. Australia reported an operating pre-tax loss of approximately $5.7 million this quarter. Outside of Australia, all markets in this segment performed well this quarter. Quarterly net premiums rose four percent to $362.6 million from $348.4 million in the prior year. On a local currency basis, net premiums rose two percent for the quarter. For the year, net premiums were up approximately four percent in reported and local currencies.

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Europe & South Africa

Europe & South Africa reported pre-tax net income of $15.6 million compared with $36.0 million in the year-ago quarter. Pre-tax operating income was $14.3 million versus a very strong $33.1 million in the fourth quarter of 2011. While substantially all markets in this segment performed well this quarter, higher-than-expected morbidity claims in the U.K. negatively impacted overall results. Foreign currency fluctuations adversely affected pre-tax operating income by approximately $0.3 million. Net premiums totaled $402.5 million, up 13 percent from $356.3 million the year before, with very little influence from foreign currency fluctuations. For the year, net premiums were up approximately 10 percent on a U.S. dollar basis and 14 percent on an original currency basis.

Corporate and Other

The Corporate and Other segment reported a pre-tax net loss of $6.2 million this quarter, and a pre-tax net loss of $13.0 million in the year-ago period. Pre-tax operating losses were $7.1 million in the current period and $7.4 million last year. For the year, this segment reported pre-tax operating losses of $25.5 million compared to $0.2 million in 2011, primarily due to lower investment income.

Company Guidance

The company has determined it is more meaningful to issue guidance regarding expected intermediate-term earnings growth rates and target operating returns rather than simply a range of expected annual earnings per share for the upcoming year. That determination is driven by the long-term nature of the business and any effects of potential block acquisition transactions, the timing of which can be difficult to project. The company accepts risks over very long periods of time, up to 30 years or longer in some cases. While more predictable over longer-term horizons, the business is subject to inherent short-term volatility. Although no specific 2013 operating earnings per share guidance is being provided, the company expects that near-term growth in premiums and operating income will be consistent with that exhibited over the last several years.

Over the intermediate term, the company targets operating earnings growth in the five to eight percent range, and operating return on equity of 11 to 12 percent. These targets presume no significant changes in the investment environment and the deployment of $200 million to $400 million of excess capital, on average, annually.

Stock Repurchase Authorization

The board of directors authorized a share repurchase program for up to $200 million of the company’s outstanding common stock. The authorization is effective immediately and does not have an expiration date. Repurchases would be made in accordance with applicable securities laws and would be made through market transactions, block trades, privately negotiated transactions or other means or a combination of these methods, with the timing and number of shares repurchased dependent on a variety of factors, including share price, corporate and regulatory requirements and market and business conditions. Repurchases may be commenced or suspended from time to time without prior notice.

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Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.24, payable March 8 to shareholders of record as of February 15.

Earnings Conference Call

A conference call to discuss fourth-quarter results will begin at 9 a.m. Eastern Time on Friday, February 1. Interested parties may access the call by dialing 877-879-6203 (domestic) or 719-325-4824 (international). The access code is 2397564. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through February 9 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 2397564.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its Investor Relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

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About RGA

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $2.9 trillion of life reinsurance in force, and assets of $40.4 billion.

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities,

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(21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) action by regulators who have authority over our reinsurance operations in the jurisdictions in which we operate, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2011.

Investor Contact

John W. Hayden

Senior Vice President – Controller and Investor Relations

(636) 736-7000

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
GAAP net income	$222,989	$138,579	$631,893	$546,045
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(2,801)	(4,906)	(21,418)	(175,911)
Capital (gains) losses on funds withheld:
Included in investment income	(4,190)	(126)	(11,134)	(3,344)
Included in policy acquisition costs and other insurance expenses	36	31	350	617
Embedded derivatives:
Included in investment related (gains) losses, net	(68,017)	36,700	(142,754)	202,423
Included in interest credited	5,012	6,169	29,314	26,838
Included in policy acquisition costs and other insurance expenses	—	4,490	—	2,675
DAC offset, net	28,801	(53,844)	30,131	(73,984)
Gain on repurchase of collateral finance facility securities	—	(6,321)	—	(42,617)
Loss on retirement of Preferred Income Equity Redeemable Securities (“PIERS”)	—	—	—	2,854

Operating income	$181,830	$120,772	$516,382	$485,596

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Income before income taxes	$321,089	$193,251	$919,223	$763,571
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(3,404)	(5,360)	(28,430)	(265,607)
Capital (gains) losses on funds withheld:
Included in investment income	(6,447)	(194)	(17,130)	(5,144)
Included in policy acquisition costs and other insurance expenses	55	47	538	949
Embedded derivatives:
Included in investment related (gains) losses, net	(104,642)	56,461	(219,622)	311,420
Included in interest credited	7,711	9,490	45,098	41,289
Included in policy acquisition costs and other insurance expenses	—	6,908	—	4,115
DAC offset, net	44,308	(82,837)	46,355	(113,821)
Gain on repurchase of collateral finance facility securities	—	(9,725)	—	(65,565)
Loss on retirement of PIERS	—	—	—	4,391

Pre-tax operating income	$258,670	$168,041	$746,032	$675,598

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Three Months Ended December 31, 2012
(Unaudited)
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. Operations:
Traditional	$151,361	$(14,476)		$2,724		$139,609
Asset Intensive	86,407	(15,145	)(1)	(30,424	)(2)	40,838
Financial Reinsurance	8,633	(112)		—		8,521

Total U.S.	246,401	(29,733)		(27,700)		188,968
Canada Operations	59,358	(5,320)		—		54,038
Europe & South Africa	15,584	(1,325)		—		14,259
Asia Pacific Operations	5,935	2,520		—		8,455
Corporate and Other	(6,189)	(861)		—		(7,050)

Consolidated	$321,089	$(34,719)		$(27,700)		$258,670

(1)	Asset Intensive is net of $(24,923) DAC offset.
(2)	Asset Intensive is net of $69,231 DAC offset.

	Three Months Ended December 31, 2011
(Unaudited)
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Net (gain) loss on repurchase and retirement of securities	Pre-tax operating income (loss)
U.S. Operations:
Traditional	$112,583	$(29,038)		$(1,037)		—	$82,508
Asset Intensive	13,283	(14,585	)(1)	28,574	(2)	—	27,272
Financial Reinsurance	6,834	87		—		—	6,921

Total U.S.	132,700	(43,536)		27,537		—	116,701
Canada Operations	47,241	(6,545)		—		—	40,696
Europe & South Africa	36,013	(2,951)		—		—	33,062
Asia Pacific Operations	(9,712)	(5,309)		—		—	(15,021)
Corporate and Other	(12,991)	15,319		—		(9,725)	(7,397)

Consolidated	$193,251	$(43,022)		$27,537		$(9,725)	$168,041

(1)	Asset Intensive is net of $(37,515) DAC offset.
(2)	Asset Intensive is net of $(45,322) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Twelve Months Ended December 31, 2012
(Unaudited)
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. Operations:
Traditional	$368,095	$424		$2,046		$370,565
Asset Intensive	235,585	(80,767	)(1)	(45,737	)(2)	109,081
Financial Reinsurance	32,730	141		—		32,871

Total U.S.	636,410	(80,202)		(43,691)		512,517
Canada Operations	186,971	(27,625)		—		159,346
Europe & South Africa	73,947	(11,574)		—		62,373
Asia Pacific Operations	45,378	(8,035)		—		37,343
Corporate and Other	(23,483)	(2,064)		—		(25,547)

Consolidated	$919,223	$(129,500)		$(43,691)		$746,032

(1)	Asset Intensive is net of $(84,478) DAC offset.
(2)	Asset Intensive is net of $130,833 DAC offset.

	Twelve Months Ended December 31, 2011
(Unaudited)
	Pre-tax net income	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Net (gain) loss on repurchase and retirement of securities	Pre-tax operating income (loss)
U.S. Operations:
Traditional	$363,964	$(41,799)		$(2,412)		$—	$319,753
Asset Intensive	35,330	(42,327	)(1)	77,117	(2)	—	70,120
Financial Reinsurance	26,343	128		—		—	26,471

Total U.S.	425,637	(83,998)		74,705		—	416,344
Canada Operations	164,953	(21,798)		—		—	143,155
Europe & South Africa	83,102	(6,000)		—		—	77,102
Asia Pacific Operations	42,234	(3,056)		—		—	39,178
Corporate and Other	47,645	13,348		—		(61,174)	(181)

Consolidated	$763,571	$(101,504)		$74,705		$(61,174)	$675,598

(1)	Asset Intensive is net of $168,298 DAC offset.
(2)	Asset Intensive is net of $(282,119) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Per Share and Shares Data

(In thousands, except per share data)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Diluted earnings per share from operating income	$2.44	$1.64	$6.96	$6.55
Earnings per share from net income:
Basic earnings per share	$3.02	$1.89	$8.57	$7.42
Diluted earnings per share	$3.00	$1.88	$8.52	$7.37
Weighted average number of common and common equivalent shares outstanding	74,375	73,812	74,153	74,108

(Unaudited)	At December 31,
	2012	2011
Treasury shares	5,211	5,770
Common shares outstanding	73,927	73,368
Book value per share outstanding	$93.47	$79.31
Book value per share outstanding, before impact of AOCI	$64.95	$57.25

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Net premiums	$2,179,707	$2,034,716	$7,906,596	$7,335,687
Investment income, net of related expenses	370,151	304,511	1,436,206	1,281,197
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(4,346)	(11,824)	(15,908)	(30,873)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	—	543	(7,618)	3,924
Other investment related gains (losses), net	115,108	(36,183)	277,662	(9,107)

Total investment related gains (losses), net	110,762	(47,464)	254,136	(36,056)
Other revenue	62,482	56,456	243,973	248,710

Total revenues	2,723,102	2,348,219	9,840,911	8,829,538

Benefits and expenses:
Claims and other policy benefits	1,797,779	1,720,956	6,665,999	6,225,183
Interest credited	94,835	78,884	379,915	316,394
Policy acquisition costs and other insurance expenses	344,791	204,883	1,306,470	990,021
Other operating expenses	132,334	122,000	451,759	419,340
Interest expense	28,917	25,226	105,348	102,638
Collateral finance facility expense	3,357	3,019	12,197	12,391

Total benefits and expenses	2,402,013	2,154,968	8,921,688	8,065,967

Income before income taxes	321,089	193,251	919,223	763,571
Income tax expense	98,100	54,672	287,330	217,526

Net income	$222,989	$138,579	$631,893	$546,045

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